EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 25, 2018, relating to the consolidated financial statements of EnSync, Inc., which appears in EnSync Inc.’s Annual Report on Form 10-K for the year ended June 30, 2018.

/s/ Baker Tilly Virchow Krause, LLP
Milwaukee, Wisconsin
November 14, 2018